Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

September 18, 2017

Board of Trustees

JBG SMITH Properties

4445 Willard Avenue, Suite 400

Chevy Chase, Maryland 20815

Ladies and Gentlemen:

We are acting as counsel to JBG SMITH Properties, a Maryland real estate investment trust (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed offering of up to 14,462,200 newly issued shares of beneficial interest, $0.01 par value per share, of the Company (the “Shares”), consisting of (i) 10,330,200 Shares issuable pursuant to the JBG SMITH Properties 2017 Omnibus Share Plan, as amended (the “Omnibus Plan”), and (ii) 4,132,000 Shares issuable pursuant to the JBG SMITH Properties 2017 Employee Share Purchase Plan, as amended (the “ESPP” and, together with the Omnibus Plan, the “Plans”) (including 2,066,000 Shares that may be added to the ESPP pursuant to the “evergreen” provisions of the plan). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). We also have assumed that the Shares will not be issued in violation of the ownership limit contained in the Company’s Articles of Amendment and Restatement. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Maryland General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares pursuant to the terms of the

Plans, and (iii) receipt by the Company of the consideration for the Shares specified in the applicable resolutions of the Board of Trustees or a duly authorized committee thereof and in the Plans, the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP